PROSPECTUS SUPPLEMENT
     (To Prospectus and Prospectus Supplement Dated March 6, 1997)

                                  48,500 Shares


                               DYNEX CAPITAL, INC.

                             SHARES OF COMMON STOCK
                                (Par Value $0.01)


      Pursuant to a Sales Agency Agreement dated as of March 6, 1997 (the "Sales Agency Agreement") between Dynex Capital, Inc. (the "Company") and PaineWebber Incorporated ("PaineWebber"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 48,500 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").

      Shares sold during Pricing Period

             11,700   Average Market Price Shares
             36,800   Additional Shares
             ------
             48,500   Total Shares Sold

      Arithmetic Mean of the High and Low Sales Prices of the Shares reported on the NYSE (the  "Average  Market  Price") for each day of the Pricing
            Period:
                                                                 Average (or Total)
           06/09/97   06/10/97   06/11/97   06/12/97  06/13/97  for Pricing Period
           --------   --------   --------   --------  --------  ------------------
            $0.0000    $0.0000   $14.1250   $14.2500  $14.9375      $14.4375

          High and Low Sales Prices at which Average Market Shares were sold during pricing period:

                 High: $14.875                      Low: $14.000

Average Market Price Shares:
---------------------------
Gross Proceeds to Company.......$   168,918.75      Gross Sales Proceeds.......$   167,937.50
3.0% Discount...................$     5,067.56      Compensation to Agent......$     4,086.31
                                --------------                               --------------
Net Proceeds to Company.........$   163,851.19      Net Proceeds to Company....$   163,851.19

Additional Shares Sold:

Gross Proceeds to Company.......$   521,812.50
Commission to PaineWebber.......$    15,654.38
                                --------------
Net Proceeds to Company.........$   506,158.12

Total Net Proceeds to Company...$   670,009.31     TotalCompensation to Agent...$   19,740.69

On the last day of the Pricing Period, the last reported sales price of the Stock on the NYSE was $14.750

Note:.S.E.C. fees were not used in arriving at any of the above figures.


 ......THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus Supplement is June 17, 1997.